UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016

Rex Energy Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

366 Walker Drive State College, Pennsylvania		16801
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (814) 278-7267

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Joint Exploration and Development Agreement

On March 1, 2016, Rex Energy Corporation (the “Company”), through its wholly owned subsidiary, R. E. Gas Development, LLC (“Rex”), entered into a Joint Exploration and Development Agreement (the “Joint Development Agreement”) with OhPa Drillco, LLC (“Drillco”), an affiliate of Benefit Street Partners, L.L.C. to jointly develop 58 specifically designated wells in the Company’s Moraine East and Warrior North operated areas. Under the Joint Development Agreement, Drillco has committed to fund 15% of various drilling, completing and equipping costs (“well costs”) for the first 16 wells in Moraine East at a specified rate, 12 of which have already been drilled and completed, and 65% of the well costs of six wells in Warrior North at a specified rate, three of which have already been drilled and completed. In return for Drillco’s funding of the well costs, Rex will assign to Drillco a working interest of 15% in the funded wells located in Moraine East and 65% in the funded wells located in Warrior North, together with the rights to real and personal property, permits, licenses, and other rights that are necessary or required to operate and produce oil, gas, and other hydrocarbons and all associated substances from the wellbores of such wells. Drillco will also have the option to participate in the next 36 wells within the joint development areas for a 65% working interest. In addition, Drillco will earn a 15% - 20% assignment in Moraine East and Warrior North for all acreage within each unit they participate in.

Total consideration for the transaction is expected to be $175 million, with $37 million committed at closing for the first 22 wells. Once the first 15 wells within the joint development areas are flowing into sales, the Company will receive reimbursement of approximately $20 million. Upon completion of the 58 well program, the Company will have held by production/operations approximately 42,000 acres in Moraine East and approximately 10,400 acres in Warrior North.

The Joint Development Agreement includes various provisions for adjustment to the parties’ respective working interests upon the occurrence of certain events to maintain the value (to each party) of the transaction, and also provides for rights to terminate the agreement upon the occurrence of certain events customary for transactions of this type. The parties have agreed to terms of joint operating agreements for each development area, which terms supplement the terms of the Joint Development Agreement. In addition, Rex and Drillco have made customary representations, warranties, covenants and agreements in the Joint Development Agreement.

The foregoing description of the Joint Development Agreement is qualified in its entirety by reference to the text of the agreement, a copy of which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2015. The Company intends to request confidential treatment for certain portions of the agreement, which will be omitted from the exhibit.

Item 7.01.	Regulation FD Disclosure.

On March 1, 2016, the Company issued a press release announcing the Joint Development Agreement with Drillco. A copy of the press release is included as Exhibit 99.1 to this Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Rex Energy Corporation Press Release dated March 1, 2016.

[Signature page to follow]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REX ENERGY CORPORATION

By:	/s/ Jennifer L. McDonough
Jennifer L. McDonough
Senior Vice President, General Counsel and Secretary

Date: March 7, 2016